Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Quhuo Limited on Form F-3, as amended (File No. 333-273087) of our report dated August 25, 2025, with respect to our audits of the consolidated financial statements of Quhuo Limited as of December 31, 2023 and 2024, and for each of the three years in the period ended December 31, 2024, appearing in this Amendment No.2 to Annual Report on Form 20-F of Quhuo Limited for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement, including its prospectus and prospectus supplement.

/s/Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

August 25, 2025